Exhibit 99
FOR IMMEDIATE RELEASE
June 4, 2018

EASTERN STRENGTHENS ITS SECURITY PRODUCTS SEGMENT
 WITH THE ACQUISITION OF CERTAIN ASSETS OF LOAD N LOCK

Naugatuck, CT–The Eastern Company (NASDAQ-EML) (the "Company" or "Eastern"), a diversified provider of niche industrial products and services, today announced that it has acquired specific assets of Load N Lock Systems, Inc., ("Load N Lock") including products and intellectual property.  The Company did not disclose the terms of the transaction.

Load N Lock is a leader in innovative truck cap and tonneau cover locks that keep truck contents safe and secure.  Load N Lock developed and patented the first integrated power lock for the industry and has developed numerous truck cap and tonneau cover lock related products.  Load N Lock provides its innovative products and solutions to the industry's leading manufacturers in the United States and Asia.

Load N Lock will operate as a part of Eastern's Illinois Lock Company ("ILC"), a part of Eastern's Security Products Segment.  According to Mr. Jeffrey Fleming, ILC's Managing Director, "The acquisition of Load N Lock solidifies ILC's position as a leading supplier of engineered access and security hardware in the vehicle accessory segment, a core growth market for ILC.  Moreover, Load N Lock's intellectual property and product platforms accelerate ILC's new product development efforts and shorten the commercialization process for both core and adjacent opportunities".  Mr. Fleming continues that "the acquisition of Load N Lock's assets is a step forward in the execution of our 3-year growth plan".

Mr. Matt Lepard, President of Load N Lock added that, "we are excited about this transaction and believe it is a big win for all our customers.  We believe that, together, ILC and Load N Lock can bring additional capabilities to our customers and take our relationships to a new level".

Mr. August Vlak, the Company's President and CEO, said that "this transaction further strengthens and builds scale in our ILC business and reflects our strategy for creating long-term shareholder value by investing in our best businesses through targeted acquisitions.  Moreover, we believe that the acquisition will be immediately accretive, excluding the impact of one-time expenses".

About Eastern

Eastern is a 160-year-old diversified provider of custom-engineered niche industrial products and services, including industrial hardware, security products and metal castings.  The Company operates from 13 locations in the U.S., Canada, Mexico, Taiwan, and China.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words "believes", "plans", "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company's reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255